UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

EMPERY DIGITAL INC.
(Name of Registrant as Specified In Its Charter)

ATG CAPITAL OPPORTUNITIES FUND LP ATG CAPITAL MANAGEMENT LP ATG CAPITAL MANAGEMENT GP LLC GABRIEL D. GLIKSBERG JAMES C. ELBAOR MEREDITH S. KIRSHENBAUM AARON T. MORRIS
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ATG Capital Opportunities Fund LP, together with the other participants named herein (collectively, “ATG Capital”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2026 annual meeting of stockholders of Empery Digital Inc., a Delaware corporation.

On September 25, 2026, ATG Capital issued the following press release:

Leading Independent Proxy Advisory Firm ISS Recommends Empery Digital Stockholders Vote on ATG Capital's GOLD Proxy Card

ISS Concludes That ATG Capital Has Made a Compelling Case for Change at Empery Digital

ISS Finds the Board's Rejection of ATG Capital's Nominees Was an “Unjustified Substitution of the Board's Judgment for That of Shareholders” and That the Board's Functioning Has Been “Less Than Robust”

ISS Recommends That Stockholders WITHHOLD Support From Incumbent Directors Ian Read and Orn Olason, and Vote AGAINST the Company's Equity Incentive Plan

ATG Capital Urges Stockholders to Vote to Elect All Four of its Independent, Qualified Nominees Today and to WITHHOLD on Incumbent Directors Lane, Chauhan, Olason & Read

MIAMI, FLORIDA, September 25, 2026 -- ATG Capital Management LP (“ATG Capital”), together with certain of its affiliates, is the beneficial owner of 4,500,000 shares, or more than 16%, of Empery Digital Inc. (Nasdaq: EMPD) (“Empery Digital” or the “Company”) and its largest non-affiliated stockholder, today announced that a leading independent proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), has recommended that stockholders vote on ATG Capital’s GOLD universal proxy card FOR the election of Gabriel D. Gliksberg and Aaron T. Morris to Empery Digital’s Board of Directors (the “Board”) at the Company’s upcoming Annual Meeting of Stockholders on October 14, 2026 (the “Annual Meeting”).

ISS also recommended stockholders WITHHOLD support from incumbent director Orn Olason, as well as Nominating and Corporate Governance Committee Chair Ian Read, and vote AGAINST the approval of Empery Digital’s equity incentive plan.

In its report, ISS affirmed ATG Capital’s case for boardroom change, stating:1

•	“The board's rejection of the dissident nominations appears to be an unjustified substitution of the board's judgment for that of shareholders. In addition, the board's functioning, details of which have come to light in trial, has been less than robust. Against this backdrop, the dissident has made a case for change.”
•	“The board's March 26 rejection of the dissident's nominations includes four categories, 27 subcategories, and a total of 19 alleged deficiencies with the dissident's nominee questionnaires. To use the board's own words, it took a ‘kitchen sink’ approach in rejecting the dissident's nominations.”

1 Permission to quote ISS was neither sought nor received. Emphasis added. ISS report dated September 24, 2026.

•	“The board's most salient action in this proxy contest was to invalidate the dissident's nomination of director candidates. The Delaware Chancery Court has found that the board did so improperly… This invalidation, and the company's self-described ‘kitchen sink’ approach to denying the nominations, evidences a board that is willing to unjustifiably substitute its judgment for that of its shareholders.”
•	“In addition, the infirm functioning of the company's board and committees present legitimate reasons for shareholders to be concerned, at the very moment when the company is transitioning again to a new business model, and strong board and committee oversight is necessary.”
•	“[M]uch shareholder value was destroyed in the company's foray into the DAT market, and should the company's pivot into passive investments in data centers not pay off, it is unclear how long shareholders' patience with the company's strategy, which changed twice in less than a year, will continue.”
•	“This proxy contest has highlighted various situations where the company's shareholder communications could have been more complete. Such situations are described below: …
o	On March 23, 2026, the company announced a registered direct offering, the proceeds of which, the company explained, would be used to reduce its debt. Confusingly, one week earlier, it had stated that the company had adequate cash to maintain appropriate leverage ratios, and that it would use ‘existing cash balances … to fund future share repurchases and potentially repay additional portions of outstanding borrowings.’ … The contradictions among these component statements are evident …
o	On Sept. 8, 2026, the company stated that at the outset of its dispute with the dissident, it had offered to appoint one dissident nominee to the board, and that such offer was still valid. Curiously, the original offer, which in conversation with ISS the board related that it occurred in April 2026, was not included in the board's Background of the Solicitation section of its proxy statement…
o	The disclosure of related party transactions in the company's annual proxy materials and amendments to its 10-K report list such transactions, but … the board’s statements characterizing this disclosure have not always been correct.”

Gabi Gliksberg, Founder and Managing Member of ATG Capital, issued the following statement:

“ISS has now independently reviewed the full record in this contest and reached the same conclusion stockholders have been reaching for months: change is warranted at Empery Digital. It found that this Board substituted its own judgment for that of its stockholders, that the Board and its committees have not functioned as they should, and that stockholders should not vote the Company's card.

Empery has spent more than $20 million of stockholders’ money fighting to keep our nominees off the ballot. It lost in the Delaware Court of Chancery. It has now lost the argument with ISS as well.

We are gratified by ISS's support for two of our nominees, and we continue to believe that the case for all four is stronger still. The Board’s own conduct — a rejected nomination notice, a 30-minute meeting to decide a matter of this weight, a governance committee chair who testified he did not know he held the role — is precisely why a meaningful independent presence in this boardroom matters. We urge stockholders to vote FOR James Elbaor, Gabi Gliksberg, Meredith Kirshenbaum and Aaron Morris.”

Vote FOR ATG Capital’s Four Nominees

Vote FOR James C. Elbaor, Gabriel D. Gliksberg, Meredith S. Kirshenbaum and Aaron T. Morris to support a refreshed Board focused on maximizing value for ALL Empery stockholders.

Do NOT vote for Rohan Chauhan, Ryan Lane, Orn Olason or Ian Read.

As ATG Capital is using a universal proxy card that includes both the ATG Nominees and the Company's nominees, there is no need to use any other proxy card regardless of how you intend to vote. However, we strongly urge you NOT to sign or return any proxy card or voting instruction form you receive from the Company. Even returning the Company’s white card marked “withhold” as a protest will revoke any proxy you previously submitted to us.

Questions about how to vote? Contact Saratoga Proxy Consulting LLC at (212) 257-1311, (888) 368-0379 or info@saratogaproxy.com.

About ATG Capital Management LP

ATG Capital Management LP is a privately-held investment firm that manages investment vehicles for select accredited investors. ATG Capital invests primarily in public equity markets, utilizing alternative strategies including direct and constructive engagement, in pursuit of providing superior investment returns.

Media & Investor Contact

Saratoga Proxy Consulting LLC
John Ferguson, (212) 257-1311
jferguson@saratogaproxy.com